Exhibit 99.1

ContraVir Pharmaceuticals Closes $9.0 Million Financing to Advance Lead Shingles Candidate

Proceeds to Fund Phase 2b Study of FV-100 Fast-Acting Oral Antiviral

Edison, NJ, October 15, 2014 — ContraVir Pharmaceuticals, Inc. (OTCBB:CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that it has closed a private placement of shares of Series A Convertible Preferred Stock to a non-U.S. investor with gross proceeds of $9.0 million.  The Preferred Stock is convertible at any time into shares of common stock at a conversion price of $0.48 per share.  The investor has agreed to lock-up the shares of Preferred Stock and the underlying common stock until April 14, 2016.

ContraVir intends to use the net proceeds of the transaction to fund the previously announced initiation of a Phase IIb clinical study for the Company’s lead clinical asset, FV-100, a fast acting, low dose, once-daily oral antiviral agent being developed for the treatment of herpes zoster, or shingles, which is an infection caused by the reactivation of varicella zoster virus. FV-100 also has the potential to further reduce the incidence, severity, and duration of shingles-associated pain and prevent post-herpetic neuralgia (PHN).

James Sapirstein, Chief Executive Officer, stated, “This $9.0 million financing is the first step in a corporate and clinical strategy to accelerate the growth of ContraVir and seize upon the significant potential of FV-100. Not only are we now capitalized to initiate the Phase IIb clinical trial of FV-100 in shingles, but we are also well positioned to target additional opportunities to add to our pipeline and build ContraVir as a multifaceted antiviral company.”

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. For additional information, please refer to ContraVir’s current report on Form 8-K to be filed with the Securities and Exchange Commission with respect to the private placement.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies. ContraVir’s lead candidate, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is an infection caused by the reactivation of varicella zoster virus (VZV).

Published preclinical studies demonstrate that FV-100 is significantly more potent against VZV than acyclovir, famcyclovir, and valacyclovir, the FDA approved drug for treating shingles. Moreover, FV-100 has been shown to have a more rapid onset of antiviral activity in preclinical models, and may fully inhibit the replication of VZV more rapidly than these drugs at significantly lower concentration levels and with a better dosing regimen. Phase I trials of FV-100 in volunteers were successfully completed, as well as a Phase IIa clinical trial in shingles patients. ContraVir plans to conduct a Phase IIb trial in patients with shingles to further explore FV-100’s potential to treat the long-lasting nerve pain typically associated with shingles. ContraVir was formed in May 2013 by Synergy Pharmaceuticals, Inc. (NASDAQ:SGYP) and spun off as an independent public company in January 2014. For more information, please visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2014 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (investors)

jdrumm@tiberend.com; (212) 375-2664

Claire Sodja (media)

csojda@tiberend.com; (212) 375-2686